Exhibit 99.1

Alpha-En Corporation Announces Sam Pitroda as New Chief Executive Officer

World renowned technology entrepreneur, inventor and policy maker

YONKERS, N.Y. November 1, 2017 – alpha-En Corporation (OTC: ALPE), an innovative technology company that has developed a patent pending process to produce highly pure lithium metal and associated next-generation batteries, announced today that world renowned technology entrepreneur, inventor and policy maker Sam Pitroda will become Chief Executive Officer, effective immediately.

Sam Pitroda has spent most of his career in global information and communications technology businesses. He is credited with having laid the foundation for India’s telecommunications and technology revolution and is the founder of six technology companies including C-SAM, a leading provider of mobile wallet platforms, which was sold to Mastercard in 2013.

“Sam Pitroda is a great visionary and a dynamic leader; his accomplishments to-date are truly remarkable,” said Jerome Feldman, alpha-En’s founder and Executive Chairman. “Sam is a unique individual and we are confident that he is the right person to take us from where we are today to full commercialization of our technology and products. With his broad expertise and vast contacts, Sam will help us develop both domestic and global markets. We are very fortunate to have Sam leading our company into its next phase.”

Feldman added, “I would like to thank Steve Fludder, our previous Chief Executive Officer, for his contributions and commitment that he has shown. We wish him the best in his next endeavor and are grateful for his continued support in a consulting capacity.”

Sam Pitroda served as Advisor to Prime Minister Indira Gandhi of India on Public Information Infrastructure and Innovation and as a Cabinet Minister under Rajiv Gandhi. He served as Chairman of the Smart Grid Task Force, as well as the committees to reform public broadcasting, modernize railroads, deliver e-governance and other developmental activities. He was also the chairman of the National Innovation Council. While Mr. Pitroda will assume the position of Chief Executive Officer of alpha-En immediately, the parties are continuing to work to finalize the formal terms and conditions of Mr. Pitroda’s employment.

Pitroda said, “this is a very important and exciting time for alpha-En. alpha-En’s technology is groundbreaking and provides a clear roadmap to future Li metal and solid state batteries with substantial improvements in size, weight, power, efficiency, charging and overall performance. I look forward to helping alpha-En achieve its full potential to be a global leader in next generation Li metal Batteries.” Pitroda also said “I believe that the energy industry has a lot to learn from telecom on privatization, deregulation, decentralization and distributed architecture. Energy and mobility are the real business opportunities for the next decade with a focus on micro cells and micro grids”.

Sam holds over 100 patents, has published five books, has more than 20 honorary Doctorate degrees from Universities all over the globe and lectures extensively worldwide.

About alpha-En Corporation

alpha-En Corporation (OTC: ALPE) is an innovative clean technology company focused on enabling next generation battery technologies by developing and bringing to market high purity lithium metal anodes and associated products produced in a cost effective and environmentally sustainable manner. For more information, please visit http://alpha-encorp.com.

Safe Harbor

Except for the historical information herein, the matters discussed in this news release may include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. alpha-En Corporation assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Corporate Contact

Thomas Suppanz, Managing Director/Finance
tsuppanz@alpha-encorp.com
914 418 2000

Mike Mason

DresnerAllenCaron
mmason@dresnerallencaron.com
212 691 8087